Exhibit 99

Rockwell Automation Announces CFO Transition

MILWAUKEE – October 19, 2020 – Rockwell Automation, Inc. (NYSE: ROK) today announced that its Chief Financial Officer, Patrick Goris, has notified the Company of his decision to accept a CFO role at Carrier Global Corporation. Goris has worked at Rockwell for 14 years and will continue to serve as Rockwell’s CFO until November 13, 2020.

“On behalf of the entire Rockwell team, I want to thank Patrick for his contributions and service to the Company. During his tenure as CFO the Company has continued its legacy of delivering superior returns to shareowners, and he has helped build a solid foundation for expanding our value. We wish him the very best as he begins this next chapter,” said Blake Moret, Chairman & CEO of Rockwell Automation.

Steve Etzel, who currently serves as vice president, finance, will assume the interim CFO role upon Goris’ departure. Etzel has worked at Rockwell for more than 30 years in various finance roles, including vice president, risk management and financial planning, and vice president, treasurer and investor relations. The Company has initiated a search process considering internal and external candidates to identify a permanent CFO.

“Steve is a deeply knowledgeable finance veteran and the ideal person to lead a seamless transition as we work to identify the right executive to serve as our permanent CFO. The Board of Directors and I have the utmost confidence in Steve, both for his financial experience and his institutional knowledge,” continued Moret.

Goris said, “It took a unique opportunity for me to pursue this change. It has been very rewarding to work with Blake and the rest of the very talented Rockwell leadership team to build on the Company’s long record of innovation. We have a strong and talented team across the finance organization, and I am confident Rockwell will continue to create significant, sustainable value for our customers and shareowners.”

About Rockwell Automation

Rockwell Automation Inc. (NYSE: ROK) is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 23,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

Jessica Kourakos

Investor Relations

Rockwell Automation

+1 414-382-8510

Marci Pelzer

Global External Communications

Rockwell Automation

+1 414-687-8441